Exhibit 10.7

PRIVATE UNITS PURCHASE AGREEMENT

[●], 2026

605W W 42nd Street

New York

NY 10036

Ladies and Gentlemen:

Starlink AI Acquisition Corporation (the “Company”), a blank check company newly incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”), intends to register its securities under the Securities Act of 1933, as amended (“Securities Act”), in connection with its initial public offering (“IPO”). The Company currently anticipates selling units (“Units”) in the IPO, each comprising one ordinary share, par value $0.0001 per share (“Ordinary Share”) and one right, each right entitling the holder thereof to receive one-eighth (1/8) of one Ordinary Share upon consummation of the Company’s initial business combination (each, a “Right”).

JKapital Ltd., a British Virgin Islands business company with limited liability (the “Purchaser”), hereby commits to purchase an aggregate of 171,600 Units of the Company (the “Initial Private Units”), each unit consisting of one Ordinary Share (the “Private Shares”) and one Right (the “Private Rights”), for a purchase price of $10.00 per unit and an aggregate purchase price of $1,716,000 (the “Initial Purchase Price”). Additionally, if the underwriters in the IPO (the “Underwriters”) exercise their over-allotment option in full or in part, the Purchaser further commits to purchase up to an additional 7,000 Units (the “Additional Private Units” and together with the Initial Private Units, the “Private Units”) at a purchase price of $10.00 per unit, for an aggregate additional purchase price of up to $70,000 (the “Over-Allotment Purchase Price” and together with the Initial Purchase Price, the “Purchase Price”). The Purchaser shall pay, at least one (1) business day prior to the closing date of the IPO (the “IPO Closing Date”), the Initial Purchase Price by wire transfer of immediately available funds, to accounts designated by the Company, including to the trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee, in accordance with the Company’s wiring instructions. On the IPO Closing Date, subject to receipt of funds pursuant to the immediately prior sentence, the Company shall effect delivery of the Initial Private Units to the Purchaser in book-entry form.

Simultaneously with the consummation of all or any part of the underwriters’ over-allotment option, the Purchaser shall pay the pro-rata portion of the Over-Allotment Purchase Price, based upon the amount of the over-allotment option that has been exercised, without interest or deduction, by wire transfer of immediately available funds to the Company or the Trust Account (as set forth in the wire instructions). On each applicable over-allotment closing date, subject to receipt of funds pursuant to the immediately prior sentence, the Company shall effect delivery of the Additional Private Units to the Purchaser in book-entry form.

The Purchaser agrees that if the size of the IPO is increased or decreased for any reason, the amount of the Purchaser’s investment will be either increased or decreased, as applicable, so that the Purchaser’s percentage of the aggregate investment in Private Units made by the Purchaser and other investors of the Company remains the same. If the size of the offering is increased, the Purchaser agrees that it will deliver the purchase price for such additional Private Units as promptly as is reasonably practicable following the increase if it is on the IPO Closing Date. If the size of the offering is decreased, the unused portion of the Purchase Price shall be returned to the Purchaser.

The consummation of the purchase and issuance of the Initial Private Units and Additional Private Units (if any) shall occur simultaneously with the consummation of the IPO and over-allotment option, respectively.

The Private Units will be identical to the Units sold by the Company in the IPO, except that:

a.	the Purchaser agrees to vote the Private Shares in favor of any proposed Business Combination;

b.	the Purchaser agrees not to seek conversion, or seek to sell such shares in any tender offer, in connection with any amendment to the Company’s memorandum and articles of association or any proposed Business Combination with respect to the Private Shares;

c.	the Private Units and underlying securities will not be transferable or salable until 30 days after the completion of a Business Combination (subject to certain exceptions described in the insider letter agreement and/or Registration Rights Agreement) and he Private Placement Units and the securities included therein are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after the expiration of the lockup described above in clause (a) and they are registered pursuant to the Registration Rights Agreement (as defined below) or an exemption from registration is available, and the restrictions described above in clause (a) have expired;

d.	the Private Placement Units and the underlying securities are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after the expiration of the lockup described above in clause (c) and they are registered pursuant to the Registration Rights Agreement (as defined below) or an exemption from registration is available, and the restrictions described above in clause (c) have expired;

e.	the Private Units and underlying securities will have customary registration rights, pursuant to a registration rights agreement (the “Registration Rights Agreement”) on terms agreed upon by the Company and the Purchaser to be filed as an exhibit to the Company’s registration statement filed in connection with the IPO (the “Registration Statement”);

f.	the Purchaser will not participate in any liquidation distribution with respect to the Private Units or the underlying securities (but will participate in liquidation distributions with respect to any Units or Ordinary Shares purchased by the Purchaser in the IPO or in the open market after the IPO) if the Company fails to consummate a Business Combination; and

g.	the Private Units and underlying securities will include any additional terms or restrictions as is customary in other similarly structured blank check company offerings or as may be reasonably required by the Underwriters in order to consummate the IPO, which terms or restrictions will be described in the Registration Statement.

The Purchaser acknowledges and agrees that it will execute agreements in form and substance typical for transactions of this nature necessary to effectuate the foregoing agreements and obligations prior to the consummation of the IPO as are reasonably acceptable to the Purchaser, including but not limited to (i) an insider letter agreement and (ii) a registration rights agreement, as applicable.

The Purchaser hereby represents and warrants that, as applicable:

a.	it has been advised that the Private Units and underlying securities have not been registered under the Securities Act;

b.	it is acquiring the Private Units and underlying securities for its account for investment purposes only;

c.	it has no present intention of selling or otherwise disposing of the Private Units or underlying securities in violation of the securities laws of the United States;

d.	it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

e.	it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

f.	it is familiar with the proposed business, management, financial condition and affairs of the Company;

g.	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

h.	this letter constitutes the legal, valid and binding obligation of the Purchaser and is enforceable against it.

As a material inducement to the Purchaser to enter into this Agreement and purchase the Private Units, the Company hereby represents and warrants to the Purchaser that:

a.	the Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement and the Rights Agreement to be entered into by the Company and a Rights Agent in connection with the IPO (the “Rights Agreement”).

b.	the execution, delivery and performance of this Agreement and the Private Units have been duly authorized by the Company as of the IPO Closing Date. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Upon issuance in accordance with, and payment pursuant to, the terms of the Rights Agreement and this Agreement, the Private Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms as of the IPO Closing Date.

c.	the execution and delivery by the Company of this Agreement and the Private Units, the issuance and sale of the Private Units, the issuance of the Private Shares, the issuance of the shares upon exercise of the Private Rights and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the IPO Closing Date (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s equity or assets under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the memorandum and articles of association of the Company in effect on the date hereof or as may be amended prior to completion of the contemplated IPO, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

d.	upon issuance in accordance with, and payment pursuant to, the terms hereof and upon registration in the Company’s register of members, the Private Shares and the shares issuable upon exercise of the Private Rights will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Rights Agreement, and upon registration in the Company’s register of members, the Purchaser will have good title to the Private Shares and the Private Rights and the shares issuable upon exercise of such Private Right, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Purchaser.

e.	no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

f.	neither the Company nor, to its knowledge, any of its affiliates, members, officers, directors or beneficial shareholders of 20% or more of its outstanding securities, has experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

[Signature page follows]

Very truly yours,

JKapital Ltd.

By:
Name:	Gus Liu
Title:	Sole Director

Accepted and Agreed:

Starlink AI Acquisition Corporation

By:
Name:	Gus Liu
Title:	Chief Executive Officer and Director

[Signature Page to Private Units Purchase Agreement]